   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   ILOG S.A.
             (Exact name of Registrant as specified in its charter)

            FRANCE                           7372                NOT APPLICABLE
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                   ILOG S.A.
                       9, RUE DE VERDUN, 94253 GENTILLY,
                                     FRANCE
                             (011 33) 1 49 08 35 00
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               MR. STUART BAGSHAW
                                 C/O ILOG, INC.
                              1901 LANDINGS AVENUE
                            MOUNTAIN VIEW, CA 94043
                                 (650) 390-9000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

                            FRANCIS S. CURRIE, ESQ.
                            ANTON COMMISSARIS, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED          PER SHARE*       OFFERING PRICE*     REGISTRATION FEE
Ordinary Shares............................        26,779              $8.31            $222,533.49            $66.00

* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low prices per ADS reported on the Nasdaq National Market System on October 13, 1998.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1998

                                 26,779 SHARES

                                   ILOG S.A.

                   IN THE FORM OF AMERICAN DEPOSITORY SHARES

                               ------------------

    All of the shares offered hereby in the form of American depository shares ("ADSs") are being sold by certain shareholders of the Company (the "Selling Shareholders") who received unregistered shares of the Company in the form of ADSs as consideration for their stock in Compass Modeling Solutions, Inc., ("Compass") which was merged into the Company's U.S. subsidiary ILOG, Inc., on August 31, 1998. The ADSs offered hereby represent approximately 0.2 percent of the Company's outstanding shares as of September 30, 1998. Such ADSs are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such ADSs.

    The ADSs of ILOG S.A. (the "Company" or "ILOG") are quoted on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") National Market System ("NMS") under the symbol "ILOGY." The ADSs offered hereby will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On October 13, 1998, the closing price of the ADSs on the Nasdaq NMS was $7.875.

    SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    The Selling Shareholders will bear all discounts and commissions paid to broker-dealers in connection with the sale of the ADSs. The Company will bear the fees and expenses of a single counsel that the Selling Shareholders may employ to represent them in this offering.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 15, 1998

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOT SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      ENFORCEABILITY OF CIVIL LIABILITIES

    ILOG is a French SOCIETE ANONYME (a form of limited liability company), organized under the laws of The Republic of France. The majority of ILOG's directors and officers and certain of the experts named herein are non-residents of the U.S., and a substantial portion of the assets of ILOG and such persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons or to enforce against them or against ILOG judgments of courts of the U.S. predicated upon the civil liability provisions of the federal securities laws of the U.S. ILOG has been advised by Stibbe Simont Monahan Duhot & Giroux, its French counsel, that if an original action is brought in the Republic of France, predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought and that actions for enforcement of judgments of U.S. courts, rendered against the French persons referred to above, would require such French persons to waive their right under Article 15 of the French Civil Code to be sued in the Republic of France only. ILOG believes that no such French persons have waived such right. In addition, actions in the U.S. under the U.S. federal securities laws or otherwise could be affected under certain circumstances by the French Law of July 16, 1980, which may preclude or restrict the obtaining of evidence in the Republic of France or from French persons in connection with such actions.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form F-3 (together with all amendments, and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement.

    ILOG is subject to reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign private issuers, and in accordance therewith files reports, including annual reports on Form 20-F, and other information with the Commission. As a foreign private issuer, ILOG is exempt from the rules under the Exchange Act prescribing the furnishing and the content of proxy statements. Such reports and other information may also be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission at the address HTTP://WWW.SEC.GOV.

    ILOG will furnish the Depositary referred to under "American Depositary Shares" with annual reports in English, which will include a review of operations and annual audited consolidated financial statements prepared in accordance with generally accepted accounting principles in the U.S. ("U.S. GAAP"). ILOG will also furnish the Depositary with quarterly reports in English, which will include unaudited quarterly consolidated financial information prepared in accordance with U.S. GAAP. The

Depositary has agreed with the Company that, upon receipt of such reports, it will promptly mail such reports to all record holders of ADSs. ILOG will also furnish to the Depositary summaries in English or an English version of all notices of shareholders' meetings and other reports and communications that are made generally available to shareholders. The Depositary will arrange for the mailing of such documents to record holders of ADSs.

                           AMERICAN DEPOSITARY SHARES

    Pursuant to a program sponsored by the Company, Ordinary Shares of the Company (the "Shares") are traded in the United States in the form of American Depositary Shares ("ADSs"), each ADS representing one Share placed on deposit with Morgan Guaranty Trust Company of New York, as depositary (the "Depositary") and issued and delivered by the Depositary through its principal office in New York City at 60 Wall Street, (36(th) Floor), New York, New York 10260. Under the terms of the Deposit Agreement, dated as of February 13, 1997 and amended on August 13, 1998, among the Company, the Depositary and the holders from time to time of ADSs (the "Deposit Agreement"), Shares may be deposited with the Paris office of Banque Paribas, as custodian (the "Custodian"), or any successor or successors to such Custodian. The Depositary provides a variety of services to registered holders of American Depositary Receipts, as more fully set forth in the form of the Deposit Agreement which was filed as an exhibit to the Company's Registration Statement on Form F-6 effective with the Securities and Exchange Commission on January 30, 1997 and amended on August 13, 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed with the Commission and are incorporated herein by reference:

DOCUMENT                                                                   DATE FILED WITH SEC
-------------------------------------------------------------------------  -------------------
Registration Statement on Form F-1                                                 1-22-97
Registration Statement on Form F-6                                                 1-30-97
Registration Statement on Form 8-A                                                  2-3-97
Final Prospectus                                                                   2-14-97
Post-Effective Amendment No. 1 to Form F-1                                         2-19-97
Form S-8                                                                           3-25-97*
Form 6-K for quarter ended March 31, 1997                                           5-2-97
Form 20-F for year ended June 30, 1997                                             10-3-97*
Form 20-F/A (Amendment)                                                           10-27-97*
Form 6-K for quarter ended September 30, 1997                                     11-20-97*
Form 6-K for quarter ended December 30, 1997                                       2-17-97*
Form 6-K for quarter ended March 31, 1998                                          5-15-98*
Amended F-6                                                                        8-13-98
Form 20-F for year ended June 30, 1998                                             10-1-98*

------------------------

* indicates filed via EDGAR and available on the Commission's web site.

    All documents filed by the Company pursuant to Section 13 (a), 13 (c) or 15
(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the ADSs shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company's headquarters in France at 9, rue de Verdun, 94253 Gentilly, France, Attention: Chief Financial Officer or to the Company's headquarters in the U.S. at 1901 Landings Avenue, Mountain View, CA 94043, Attention: Chief Financial Officer.

                                  THE COMPANY

    ILOG develops, markets and supports advanced software class components for user interface, resource optimization and data services functions that are fundamental to the development of strategic business applications. By creating pre-built and pre-tested features to address these common software functions, the Company's object oriented components reduce the time, cost and risk in the development process, and allow users to focus their own efforts on value-added, business specific programming tasks. The Company's components provide high performance and scalability, run on the most popular Windows and Unix platforms and can be used to facilitate client-side, server-side or web development efforts. The Company also offers a range of consulting, customer training and maintenance services to supplement its components.

    Increasing global competition and rapid changes in technology are accelerating the demand for company specific strategic business applications to achieve competitive advantage. However, organizations face significant challenges in developing strategic business applications that can keep pace with this changing environment. These challenges include meeting the demand for new applications, adapting these applications as business needs evolve and taking advantage of new technologies such as distributed client server computing and the internet/intranet. The resulting large and increasing backlog of strategic business applications has driven the need for a software development approach that combines the advantages of pre-built and pre-tested packaged applications with the flexibility of internal software development. The emergence of object oriented technology allows for the creation of pre-built software class components that address common programming tasks, thus allowing programmers to shorten development time by combining these components with their own programming.

    ILOG's C, C++, and Java software class components address common strategic business software development needs. These needs include user interface, resource optimization and data services functions, such as information coordination among applications and databases. The Company believes that these common functions typically represent between 15% and 40% of the number of lines of code for strategic business applications. The Company's components can be purchased for integration into new or existing applications individually or in combination with other components.

    The Company's components are sold to end-user enterprises, independent software vendors ("ISVs") and original equipment manufacturers ("OEMs") that integrate the Company's components into a specific strategic business application or into their own products. The Company's components are also sold through distributors, systems integrators and value added resellers ("VARs"). Sales are focused in the telecommunications, aerospace and enterprise resource planning, defense, transportation and manufacturing markets. While the Company's sales have traditionally been concentrated in Europe, especially France, the Company is expanding its sales and marketing efforts to the U.S. and Asia through the addition of direct sales personnel and distributors. As of August 31, 1998, the Company's components had been licensed to over 1,500 customers for development and/or deployment in a wide range of applications.

    The Company was incorporated in Paris, France in April 1987. The Company's principal executive offices are located at 9, rue de Verdun, 94253 Gentilly, France. Its telephone number is (011 33) 1 49 08 35 00. The Company maintains a web site on the World Wide Web. The Company's name together with its logo is registered as a trademark in France, the U.S. and a number of other countries. This Prospectus also contains tradenames or trademarks of companies other than ILOG.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED HEREBY.

HISTORY OF LOSSES; ACCUMULATED DEFICIT; FUTURE OPERATING RESULTS UNCERTAIN

    The Company has incurred net losses in all but one of the last five fiscal years. As of June 30, 1998, the Company had an accumulated deficit of approximately $39.4 million. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future. The Company's limited operating history and the relative immaturity of its market, together with the factors described under "--Fluctuations in Operating Results" and "--Seasonality of Operating Results," make the prediction of future operating results impossible. The Company's past financial performance should not be considered indicative of future results. Although the Company has experienced revenue growth in recent periods, there can be no assurance that the Company's revenues will continue to increase or will not decrease. Future operating results will depend on many factors, including the growth of the market for the Company's object oriented components, demand for the Company's products and services, the level of competition, the Company's success in expanding its direct sales force and indirect distribution channels and the ability of the Company to develop and market new products and product enhancements and to control costs, as well as general economic conditions. See "--Fluctuations in Operating Results," "--Risk of Loss of Government Research and Development Funding," and "--Seasonality of Operating Results."

FLUCTUATIONS IN OPERATING RESULTS

    The Company's operating results have varied significantly in the past and may vary significantly in the future, on a quarterly and an annual basis, as a result of a number of factors, many of which are outside the Company's control. These factors include demand for the Company's products and services, the size, timing and structure of significant licenses by customers, cost overruns on the Company's fixed price consulting contracts, changes in the mix of products and services licensed or sold by the Company, product life cycles, the publication of opinions about the Company, its products and object oriented technology by industry analysts, changes in pricing policies by the Company or its competitors, changes in the method of product distribution (including the mix of direct and indirect channels), customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors, customer cancellation of major planned software development programs, the grant of research and development expense reimbursements by government agencies and the timing of such research and development reimbursements. Moreover, declines in general economic conditions could precipitate significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for the Company's products. The Company's expense levels are relatively fixed and are based, in significant part, on expectations of future revenues. Consequently, if revenue levels are below expectations, expense levels could be disproportionately high as a percentage of total revenues, and operating results would be immediately and adversely affected. The Company has historically operated with little backlog because its products are generally shipped as orders are received. As a result, revenues from license fees in any quarter are substantially dependent on orders booked and shipped in that quarter and on sales by the Company's distributors and other resellers. Sales derived through indirect channels are harder to predict and may have lower margins than direct sales. The Company also believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of a customer's capital resources. Therefore, any downturn in any potential customer's business would have a significant impact on the Company's revenues and quarterly results. In addition, the Company has historically recognized a substantial portion of its revenues from sales booked and shipped in the last month of a quarter such that the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a particular quarter. Because a number of the Company's individual orders are for significant revenue, the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are relatively fixed, the failure to ship a significant order in a particular quarter could substantially adversely affect revenues and operating results for such quarter. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. Revenues are difficult to forecast because the market for the Company's products is rapidly evolving. The Company may choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. If new competitors, technological advances by existing competitors or other competitive factors require the Company to invest significantly greater resources in research and development efforts, the Company's future operating results may be adversely affected. Due to these and other factors, the Company's quarterly revenues, expenses and operating results could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its level of revenues or its rate of revenue growth on a quarterly or annual basis. See "--Risks Associated with Sales Cycle" and "--Risk of Loss of Government Research and Development Funding."

MARKET ACCEPTANCE OF OBJECT ORIENTED TECHNOLOGY

    The Company's products are designed for use in object oriented software application development. Object oriented applications are characterized by technology, development style and programming languages that differ from those used in traditional software applications. Object oriented technology offers greater flexibility and re-usability of code than traditional technologies. Object oriented languages offer significant capabilities not available from traditional programming languages, but require greater discipline and attention to detail from developers. In addition, object oriented modeling and analysis techniques are more sophisticated than traditional techniques. To transform a software application written in a traditional programming language into an object oriented application would involve significant re-design and re-architecture. In many cases, every line of code would have to be re-written. The Company's growth depends upon continued growth of the market for, and broader acceptance of, object oriented technology. There can be no assurance that the market for the Company's products or services will grow or be sustained or that, if it does, the Company will benefit from such growth. The acceptance of object oriented technology depends upon the widespread adoption of object oriented programming, and there can be no assurance as to the rate or scale of such adoption. For example, the number of software developers using object oriented technology is relatively small compared to the number of developers using more traditional software development technologies. The adoption of object oriented technology by software programmers who have traditionally used other technology requires reorientation to significantly different programming methods, and there can be no assurance that the acceptance of object oriented technology will expand beyond sophisticated programmers who were early adopters of the technology. Furthermore, there can be no assurance that potential customers will be willing to make the investment required to retrain programmers to build software using object oriented technology rather than structured programming techniques or other technologies. If the market for object oriented technology fails to grow or grows more slowly than anticipated, the Company's business, operating results and financial condition would be materially adversely affected.

    The market for object oriented technology is characterized by a lack of standards and numerous competitors in the areas of components, methodology and services. The Company's future financial performance will depend in part upon the development of standards that the Company's products address. There can be no assurance that the Company will be able to respond effectively to the evolving requirements of the market. For example, to date the Company has focused its efforts on the C, C++ and Java programming languages. Should these languages lose acceptance in the marketplace or be replaced by other advanced languages, the Company's business, operating results and financial condition would be materially adversely affected.

MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS

    The Company's future growth depends upon market acceptance of its products. There can be no assurance that a significant number of organizations will choose to use the Company's products, or that they will do so in a time frame that will benefit the Company. In particular, many of the Company's customers have licensed only small quantities of the Company's components, and there can be no assurance that these or new customers will license additional components from the Company or broadly implement object oriented technology. Industry data indicate that many complex software development projects are abandoned before completion or fail to satisfy user requirements, often after the expenditure of substantial amounts of money and time. While the Company believes that the components and professional services that it provides can increase the likelihood that a software development project will be completed successfully, the Company participates in an industry with an inherently high failure rate and there can be no assurance that the Company's customers will achieve success when using the Company's products and services. Any publicized performance problems relating to object oriented technology or products offered by the Company or by any competitor of the Company could also slow customer adoption of the Company's products. Moreover, to the extent that the Company is associated with unsuccessful customer projects, even if due to factors beyond the Company's control, the Company's reputation and competitive position could be materially and adversely affected.

RISKS ASSOCIATED WITH SALES CYCLE

    The Company's sales cycle is generally three to six months or more and varies substantially from customer to customer. Due in part to the strategic nature of the Company's products, potential customers are typically cautious in making product acquisition decisions. The decision to license the Company's products generally requires the Company to provide a significant level of education to prospective customers regarding the uses and benefits of the Company's products, and the Company must frequently commit substantial presales support and consulting resources. The Company has been constrained in its ability to provide consulting resources as a result of a lack of trained personnel, which may cause sales cycles to be lengthened or result in the loss of sales.

    Sales of licenses are subject to a number of risks over which the Company has little or no control, including customers' budgetary constraints, customers' internal acceptance reviews, the success and continued internal support of customers' own development efforts, the efforts of distributors and the possibility of cancellation of projects by customers. The uncertain outcome of the Company's sales efforts and the length of its sales cycles could result in substantial fluctuations in operating results. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenues from alternate sources in time to compensate for the shortfall. As a result, and due to the relatively large size of some orders, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. Moreover, to the extent that significant sales occur earlier than expected, current operating results and/or those of subsequent quarters may be adversely affected.

RISK OF LOSS OF GOVERNMENT RESEARCH AND DEVELOPMENT FUNDING

    The Company has received significant amounts of research and development funding from the European Union and, to a lesser extent, agencies of the French government, which approximated $2.5 million, $388,000 and $688,000 for 1996, 1997 and 1998, respectively. Such funding has been netted against, and has therefore reduced, the Company's reported research and development expenses on a dollar for dollar basis. Relevant authorities award research and development funding on a discretionary basis based on applications made by the Company for specific product related projects. The Company has contracts that provide for additional research and development funds through March 2001 based upon recent funding applications. However, there can be no assurance that any future grants will be made. Failure to receive future funding, a reduction in existing levels of funding, or delays in receipt of additional funding may cause the Company's research and development expenses to increase and may adversely affect the Company's operating results on a dollar for dollar basis. See "--Fluctuations in Operating Results."

SEASONALITY OF OPERATING RESULTS

    A majority of the Company's sales have historically come from Europe. Similar to many companies in the software industry with significant sales outside of the U.S., the Company generally realizes lower revenues (i) in the September quarter than in the immediately preceding quarter due primarily to reduced economic activity in Europe in the summer months; and (ii) to a lesser extent, in the March quarter compared to the immediately preceding quarter due to the concentration by some customers of purchases in the fourth quarter of the calendar year, and their consequently lower purchasing activity during the following quarter. See "--Fluctuations in Operating Results."

RAPID TECHNOLOGICAL CHANGE AND INTRODUCTION OF NEW PRODUCTS AND PRODUCT
  ENHANCEMENTS

    The market for the Company's products and services is characterized by rapid technological change, dynamic customer demands and frequent introductions of new products and product enhancements. Customer requirements for products can change rapidly as a result of innovations or changes within the computer hardware and software industries, the introduction of new products and technologies (including new hardware platforms and programming languages) and the emergence, evolution or widespread adoption of industry standards. For example, increasing commercial use of the internet may give rise to new customer requirements and new industry standards. There can be no assurance that the Company will be successful in modifying its products and services to address these requirements and standards. The actual or anticipated introduction of new products, technologies and industry standards can render existing products obsolete or unmarketable or result in delays in the purchase of such products. As a result, the life cycles of the Company's products are difficult to estimate. The Company must respond to developments rapidly and make substantial product development investments. Any failure by the Company to anticipate or respond adequately to technology developments and customer requirements, or any significant delays in product development or introduction, could result in loss of competitiveness and/or revenues.

    The Company's future success will depend in large part on its ability to improve its current technologies and to develop and market new products and product enhancements that address these changing market requirements on a timely basis. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements, that the Company will not experience difficulties that delay or prevent the successful development, introduction or marketing of such products or enhancements or that any new products or product enhancements will adequately address market requirements and achieve market acceptance. As is customary in the software industry, the Company has in the past experienced delays in the introduction of new products and features, and may experience such delays in the future. If the Company is unable, for technological or other reasons, to develop new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition would be materially adversely affected.

PRODUCT CONCENTRATION RISK

    The Company currently generates approximately 68% of its total license fees from the ILOG Views and ILOG Solver product families. The Company expects that revenues from these two product families will continue to represent a substantial portion of its total license fees for the foreseeable future. As a result, any factor adversely affecting licenses of either ILOG Views or ILOG Solver would have a material adverse effect on the Company's business, operating results and financial condition. The Company's future financial performance will depend in significant part on the Company's successful development and introduction, and customer acceptance, of new and enhanced versions of ILOG Views and ILOG Solver plus other products. In addition, to the extent that competitive pressures or other factors result in significant price erosion on these products, the Company's results of operations would be materially adversely affected.

COMPETITION

    The Company's present direct competitors include a number of private and public companies such as Dash Associates Limited, Dynatech Corporation, IBM, Neuron Data, Inc., SL Corporation and Template Software, Inc. In addition, virtually all of the Company's customers have significant investments in their existing solutions and have the resources necessary to enhance existing products and to develop future products. These customers have or may develop and incorporate competing technologies into their systems, thereby replacing the Company's current or proposed components. This would eliminate their need for the Company's services and components and limit future opportunities for the Company. The Company therefore is required to persuade development personnel within these customers' organizations to outsource the development of their software and to provide products and solutions to these customers that cost-effectively compete with their internally developed products. The Company expects to face additional competition from other established and emerging companies if the market for its components continues to develop and expand. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. New or enhanced products introduced by existing or future competitors could increase the competition faced by the Company's products. Increased competition could result in fewer customer orders, price reductions, reduced transaction size, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to maintain prices for products at levels that will enable the Company to market its products profitably. Any decrease in prices, as a result of competition or otherwise, could have a material adverse effect on the Company's business, operating results and financial condition.

    Some of the Company's current, and many of the Company's potential, competitors have longer operating histories, significantly greater financial, technical, marketing, service and other resources, significantly greater name recognition, broader product offerings and a larger installed base of customers than the Company. In addition, the Company's current and potential competitors may have well-established relationships with current and potential customers of the Company. As a result, such competitors may be able to devote greater resources to the development, promotion and sale of their products, may have more direct access to corporate decision-makers based on previous relationships and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE UPON DEVELOPMENT OF SALES AND MARKETING FORCE

    The Company has made a significant investment in recent years in the expansion of its sales and marketing force, primarily in the U.S. and Asia, and plans to continue to expand its sales and marketing force. The Company's future success will depend in part upon the productivity of its sales and marketing force and the ability of the Company to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. There can be no assurance that the Company's recent and planned investment in sales and marketing will ultimately prove to be successful or that the incremental revenues generated will exceed the significant incremental costs associated with these efforts. In addition, there can be no assurance that the Company's sales and marketing organization will be able to compete successfully against the significantly more extensive and better funded sales and marketing operations of many of the Company's current and potential competitors. The Company's inability to develop and manage its sales and marketing force expansion effectively could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

    The Company's future success will depend in significant part upon the continued service of its key technical, sales and senior management personnel, including the Company's President and Chief Executive Officer, Pierre Haren. The Company is particularly dependent upon its technical personnel with expertise in object oriented technology. The loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success will depend on its ability to attract, integrate, train, motivate and retain highly qualified technical, sales and managerial personnel, and there can be no assurance that the Company will be able to do so. Competition for such personnel is intense, especially the competition for technical personnel with expertise in object oriented technology. The Company expects that such competition will continue for the foreseeable future, and may intensify. If the Company is unable to hire qualified personnel on a timely basis in the future, the Company's business, operating results and financial condition would be materially adversely affected. Additions of new personnel and departures of existing personnel, particularly in key positions, can be disruptive, might lead to additional departures of existing personnel and could have a material adverse effect upon the Company's business, operating results and financial condition.

    The addition and assimilation of new personnel may be made more difficult by the fact that the Company's research and development personnel are located primarily in France, and its sales and marketing activities are located on three continents, thus requiring the coordination of organizations separated by geography and time zones, and the interaction of personnel with disparate business backgrounds, languages and cultures. See "Risks Associated with Worldwide Operations."

RISKS ASSOCIATED WITH WORLDWIDE OPERATIONS

    The Company's engineering and research and development operations are located in France except for the CPLEX products which are developed in Incline Village, Nevada, and its sales and marketing operations are located on three continents. The geographic distance between these locations has in the past led, and could in the future lead, to logistical and communications difficulties. There can be no assurance that the geographic, time zone, language and cultural differences between the Company's French, North American and Asia personnel and operations will not result in problems that materially adversely affect the Company's business, operating results and financial condition. Further, the Company's operations may be directly affected by economic and political conditions in the countries where the Company does business.

    The Company expects to commit additional time and resources to expanding its worldwide sales and marketing activities, localizing its products for selected markets and developing local sales and support channels. There can be no assurance that such efforts will be successful. Failure to sustain or increase worldwide revenue, especially in North America and Asia, could have a material adverse effect on the Company's business, operating results and financial condition. Worldwide operations are subject to a number of risks, including the costs of localizing products for different countries, longer accounts receivable collection periods in certain geographic regions, especially Europe, and greater difficulty in accounts receivable collections, unexpected changes in regulatory requirements, dependence on independent resellers and technology standards, import and export restrictions and tariffs, difficulties and costs of staffing and managing international operations, potentially adverse tax consequences, political instability, the burdens of complying with multiple, potentially conflicting laws and the impact of business cycles and regional economic instability. Approximately 28% of the Company's sales in 1998 were denominated in French francs, with the remainder in U.S. dollars and, to a lesser extent, Singapore dollars and other currencies. An increase in the value of the French franc relative to foreign currencies could make the Company's products more expensive and, therefore, less competitive in other markets.

MANAGEMENT OF POTENTIAL GROWTH

    The Company has recently experienced a period of growth in revenues that has placed a significant strain on its management systems and resources. In addition, the size of the Company's staff increased from 281 to 398 employees during 1998. Further increases in the number of employees are anticipated in 1999. Much of this growth has occurred and will occur in North America and Asia, thus increasing the Company's need for information and communication systems. The Company's ability to manage any future growth effectively will require it to continue to improve its operational, financial and management controls, accounting and reporting systems and procedures and other internal processes, and there can be no assurance that the Company will be able to make such improvements in an efficient and timely manner or that such improvement will be adequate. If the Company's management is unable to manage growth and change effectively, the Company's business, operating results and financial condition could be materially adversely affected.

ACQUISITIONS

    In August 1997, the Company acquired the business of CPLEX Optimization, Inc. ("CPLEX") which developed and marketed linear based optimization libraries written in C, with operations in Incline Village, Nevada in exchange for 1,700,000 Company shares, $10 million cash and $5 million of promissory notes. In 1998 the Company commenced the integration of the CPLEX business into the Company's operations. The process of integrating CPLEX's business into the Company's operations may result in unforeseen operating difficulties and could absorb significant management attention and/or expenditures that would otherwise be available for the ongoing development of the Company's business. In August 1998, the Company also acquired Compass Modeling Solutions, Inc. ("Compass") in Reno, Nevada a small value added reseller of CPLEX products in exchange for 51,852 Company shares.

    The Company may in the future pursue other acquisitions of complementary product lines, technologies or businesses. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect any Company profitability. In addition, acquisitions, such as CPLEX, involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company may have limited direct prior experience, operating companies in different geographical locations with different cultures, and the potential loss of key employees of the acquired company. There are currently no agreements with respect to any acquisitions. In the event that such an acquisition does occur, however, there can be no assurance as to the effect thereof on the Company's business, financial condition or operating results.

RISK OF SOFTWARE DEFECTS; PRODUCT LIABILITY

    As a result of their complexity, software products frequently contain undetected errors or failures, especially when first introduced or when new versions or enhancements are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new products and product enhancements released by the Company in the future. The occurrence of such errors could result in significant losses to the Company or a customer, especially if such errors occur in strategic applications. Such occurrence could also result in reduced market acceptance of the Company's products, which would have a material adverse effect on the

Company's business, operating results and financial condition. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability and other claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements, especially unsigned "shrink-wrap" licenses, may not be effective under the laws of certain jurisdictions. Consequently, the sale and support of the Company's software by the Company entail the risk of such claims in the future. The Company currently has limited insurance against product liability risks or errors or omissions coverage, and there can be no assurance that additional insurance will be available to the Company on commercially reasonable terms or at all. A product liability claim or claim for economic loss brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

CURRENCY FLUCTUATIONS

    The Company publishes its financial statements in U.S. dollars. The Company has historically recorded a majority of its expenses in French francs, especially research and development expenses. A material portion of the Company's revenues is denominated in French francs, with the remainder in U.S. dollars and, to a lesser extent, Singapore dollars and other currencies. Fluctuations in the value of the currencies in which the Company conducts its business relative to the U.S. dollar have caused and will continue to cause dollar-translated amounts to vary from one period to another. Due to the number of currencies involved, the constantly changing currency exposures and the volatility of currency exchange rates, the Company cannot predict the effect of exchange rate fluctuations upon future operating results. To date, the Company has not undertaken hedging transactions to cover its currency transaction exposure but may undertake such transactions in a limited manner in the future.

PROTECTION OF INTELLECTUAL PROPERTY

    The Company's success is heavily dependent upon its proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. For example, the Company licenses its software pursuant to signed license agreements and, to a lesser extent, "shrink-wrap" licenses displayed on product packaging, which impose certain restrictions on the licensee's ability to use the software. In addition, the Company seeks to avoid disclosure of its trade secrets, including requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and restricting access to the Company's source codes. The Company seeks to protect its software, documentation and other written materials under the laws relating to trade secret and copyright, which afford only limited protection. The Company has no patents or pending patent applications.

    Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products, obtain or use information that the Company regards as proprietary or use or make copies of the Company's products. Policing unauthorized use of the Company's products is difficult. In addition, the laws of many jurisdictions do not protect the Company's proprietary rights to as great an extent as do the laws of France and the U.S. In particular, "shrink-wrap" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions, and copyright and trade secret protection for software may be unavailable in certain countries. Under French intellectual property laws, rights over software are not patentable but are protected under copyright law and infringements by third parties can be enjoined. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

    There can be no assurance that the Company will not receive communications in the future from third parties asserting that the Company's products infringe, or may infringe, on their proprietary rights. There can be no assurance that licenses to disputed third-party technology would be available on reasonable commercial terms, if at all. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation were determined in favor of the Company. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. In the event of a successful claim against the Company and the failure of the Company to develop or license a substitute technology, the Company's business, operating results and financial condition would be materially adversely affected. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, could be time consuming and expensive to defend or prosecute and to resolve.

VOLATILITY OF SHARE PRICE

    The market price of the Company's ADSs has experienced significant fluctuation and may continue to fluctuate significantly. In particular, the trading price of the ADSs could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, downturns in the economy of regions in which the Company does business, and other events or factors, many of which are beyond the Company's control. In some future quarters the Company's operating results may be below expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's ADSs would likely be immediately materially adversely affected. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, have and may continue to adversely affect the market price of the ADSs.

CONTROL BY OFFICERS AND DIRECTORS; FACTORS INHIBITING TAKEOVER

    As of September 30, 1998, the Company's executive officers and directors and their affiliates beneficially owned approximately 46% of the Company's Shares. As a result, such persons and entities, acting together, will have the effective ability to control the Company and direct its affairs and business. The concentration of ownership of the Company's Shares may have the effect of delaying, deferring or preventing a change in control of the Company.

    Pursuant to the Company's charter or STATUTS, the members of the Company's Board of Directors each serve for a three-year term. One-third of the directors are elected every year, which may make it more difficult for the Company's shareholders to replace the Board of Directors. The Board of Directors has also been authorized by the shareholders of the Company to effect increases in the Company's share capital in the context of a tender offer or exchange offer for the securities of the Company, which could have an anti-takeover effect. See "Directors and Executive Officers" and "Control of Registrant."

ENFORCEABILITY OF U.S. JUDGMENTS AGAINST FRENCH CORPORATIONS, DIRECTORS AND
  OFFICERS

    Judgments of U.S. courts, including judgments against the Company or its directors or officers, predicated on the civil liability provisions of the federal securities laws of the U.S. may not be enforceable in the Republic of France.

NO DIVIDENDS

    The Company has not paid any cash dividends on its share capital to date. The Company currently anticipates that it will retain any future earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any dividend would be declared and paid in French francs and under the French Company Law (the "French Law") and the Company's STATUTS, may only be paid from pre-consolidated net income, as increased or reduced, as the case may be, by any net income or loss of ILOG carried forward from prior years.

CERTAIN MATTERS RELATED TO FRENCH COMPANIES

    As a French SOCIETE ANONYME, the Company will be subject to certain requirements not generally applicable to corporations organized in U.S. jurisdictions. Among other things, holders of ADSs will be subject to voting procedures that are more complicated than for U.S. jurisdictions. The Company's ability to increase its share capital is subject to shareholder approval at an extraordinary shareholders' meeting. Shareholder approval must in any event be obtained for any issuances of share capital in connection with a merger even if the Company is the surviving entity, or an acquisition of assets in exchange for shares of the Company. In the case of an extraordinary general meeting, the presence, in person or by proxy, of shareholders holding one-third of the Shares upon first notice and one-quarter of the Shares upon second notice is required for a quorum. The complicated voting procedures under French Law, coupled with the increasing practice of ADS holders not to exercise their voting rights, may prevent the Company from obtaining a quorum for future shareholders' meetings and thereby impair the ability of the Company to take any action that requires shareholder approval.

YEAR 2000 COMPLIANCE RISKS

    The Company is aware that many currently installed information technology ("IT") systems, such as computer systems and software products, as well as non-IT systems that include embedded technology, were not designed to correctly process dates after December 31, 1999. The Company's own component products have been determined by the Company to be "Year 2000" compliant, although the customer applications into which they are integrated may not be Year 2000 compliant.

    The Company is also assessing the impact of such Year 2000 issues on its internal IT and non-IT systems as well as on its customers, suppliers and service providers. The Company plans to implement a new internal IT and enterprise accounting system in 1999 and believes that this will aid it in ensuring that its own internal IT systems will be Year 2000 compliant. The Company estimates that the expenses it has incurred to date to address Year 2000 issues have not been material and, although it has not completed its full assessment of its Year 2000 readiness, it does not expect to incur material expenses in connection with any required remediation efforts.

    To date the Company has not identified any significant areas of non-compliance with respect to its products or IT systems and expects that the assessment and plans for remedial action for all of its products and non-IT systems will be completed by the end of 1999. Further the Company anticipates receiving assurances from its key suppliers and service providers in addressing any Year 2000 issues which may affect the Company, in particular from utility companies, telecommunication service companies and other mission critical service providers that are outside the Company's control. Therefore, it may be difficult for the Company to ensure Year 2000 readiness from such third parties. Considering the complex interrelationships among Year 2000 issues both internal and external to the Company, there can be no assurance that the Company will be able to identify and accurately evaluate all Year 2000 issues and that unresolved or undetected internal and external Year 2000 issues will not have a material adverse effect on the Company's business, financial condition and results of operations.

    If any customers, suppliers or service providers fail to appropriately address their Year 2000 issues, such failure could have a material adverse effect on the Company's business, financial condition and results of operation. For example, because a significant percentage of the purchase orders received from the Company's customers are computer generated, a failure of one or more of the computer systems of the Company's customers could have a significant adverse effect on the level and timing of orders from such customers. Similarly, if Year 2000 problems are experienced by any of the Company's significant suppliers or service providers, such problems could cause or contribute to delays or interruptions in the delivery of products or services to the Company; such delays or interruptions could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company may develop contingency plans in the event it has not completed all of its remediation programs in a timely manner. Such contingency plans may also address Year 2000 issues relating to third parties who provide goods or services essential to the Company's business but fail to appropriately address their Year 2000 issues. Even if these plans are completed on time and put in place, their can be no assurance that unresolved or undetected internal and/or external Year 2000 issues will not have a material adverse effect on the Company's business, financial condition and results of operations.

    Finally, disruption in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The occurrence of one or more of the risks described above could have a material adverse effect on the Company's business, financial condition or results of operations.

INTRODUCTION OF THE EURO

    The Euro is scheduled to be introduced on January 1, 1999 in eleven European Monetary Union countries including France where the Company has its headquarters and a significant part of its worldwide operations is based, and in Germany and Spain where it has sales subsidiaries. Legacy currencies however will continue to be used as legal tender through January 1, 2002. The Company believes that the introduction of the Euro will simplify the conduct of its business in the above countries over time, however changes and/or improvements will need to be made to its accounting and related internal systems.

    The Company has commenced planning and the training of its personnel to handle the currency change and in addition the Company is also assessing the impact of the Euro on its internal IT and non-IT systems. The Company plans to implement a new internal IT and enterprise accounting system in 1999 and modify certain existing systems to accommodate the introduction of the Euro. The Company believes that such systems and system modifications will aid in ensuring that it will be able to accommodate the accounting and reporting requirements of the new currency.

    The Company does not expect to have to make major investments, other than in IT systems, to handle the changeover. There however can be no assurance that new systems will be introduced or existing systems modified in a timely and/or effective manner such that the Company will be able to properly handle the changeover to the Euro without causing a disruption to its business processes and operations, which in turn may result in a material adverse effect on the Company's business, financial condition and results of operations.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the ADSs offered hereby.

                              SELLING SHAREHOLDERS

    The Selling Shareholders acquired the ADSs offered hereby in connection with the merger of Compass into ILOG, Inc. effective as of August 31, 1998.

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Shares as of September 30, 1998 by the Selling Shareholders (without regard to shares sold by such person pursuant to this Prospectus). The following table assumes the Selling Shareholders sell all of the ADSs offered hereby. The Company is unable to determine the exact number of Shares that will actually be sold.

                                                                    SHARES BENEFICIALLY OWNED
                                                                       PRIOR TO OFFERING(1)                    SHARES OWNED
                                                                    --------------------------  SHARES BEING       AFTER
                                                                      NUMBER        PERCENT      OFFERED (2)     OFFERING
                                                                    -----------  -------------  -------------  -------------
Daniel Fylstra....................................................      28,614             *         20,514          8,100
Robert Fourer.....................................................       4,559             *          4,559         --
Joseph Hootman(1).................................................       2,959             *          1,706          1,253

------------------------

*   Represents less than 1% of the outstanding Shares

(1) Shares subject to options that are currently exercisable or exercisable within 60 days of September 30, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

(2) Each Selling Shareholder above is having only the Company's Shares received by them in connection with the Merger of Compass into ILOG, Inc. registered hereon. The Company is unaware of whether such Selling Shareholders intend to sell any, some or all of such Shares. None, some or all of such Shares may be sold.

                              PLAN OF DISTRIBUTION

    The ADSs offered hereby are being offered directly by the Selling Shareholders. The Company has been advised by the Selling Shareholders that they may sell all of the ADSs offered hereby from time to time during the 1 year period following the date of this Prospectus in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Shareholders may also make private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders and any underwriter, dealer or agent who participate in the distribution of such ADSs may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if acting as agent for the purchaser of such ADSs, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of ADSs at a stipulated price per ADSs, and, to the extent such a broker-dealer is unable to do so acting as agent for the any of the Selling Shareholders, to purchase as principal any unsold ADSs at the price required to fulfill the broker-dealer commitment to any of the

Selling Shareholders. Broker-dealers who acquire ADSs as principal may thereafter resell such ADSs from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such ADSs commissions computed as described above.

    The Company has advised the Selling Shareholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act may apply to sales in the market, has furnished the Selling Shareholders with a copy of these Rules and has informed the Selling Shareholders of the need for delivery of copies of this Prospectus. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such ADSs, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

    In order to comply with the securities laws of certain states, if applicable, the ADSs will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the ADSs may not be sold unless such ADSs have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    At the time a particular offer of the Shares registered hereunder is made, if required, a Prospectus Supplement will be distributed that will set forth the number of ADSs being offered and the terms of the offering including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter for securities purchased from, any discount, commission and other item constituting compensation and any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    There can be no assurance that the Selling Shareholders will sell all or any of the ADSs offered hereunder.

                                 LEGAL MATTERS

    The validity of the Shares corresponding to the ADSs offered hereby will be passed upon for the Company by Stibbe Simont Monahan Duhot & Giroux, French counsel to the Company.

                                    EXPERTS

    The consolidated financial statements of ILOG S.A. incorporated by reference in the Company's Annual Report (Form 20-F) for the year ended June 30, 1998, have been audited by Ernst & Young Audit, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   ILOG S.A.
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee--Securities and Exchange Commission................  $      66
Accountant's fees...................................................  $   1,000
Legal fees..........................................................  $   5,000
Miscellaneous.......................................................  $   1,000
                                                                      ---------
Total...............................................................  $   7,066
                                                                      ---------
                                                                      ---------

    All of the above expenses will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    French law prohibits the Company from entering into indemnification agreements with its directors and officers providing for limitations on personal liability for damages and other costs and expenses that may be incurred by directors and officers arising out of or related to acts or omissions in such capacity. French law also prohibits the status of the Company from providing for the limitation of liability of a member of the Board of Directors. These prohibitions may adversely affect the ability of the Company to attract and retain directors. Generally, under French law, directors and officers will not be held personally liable for decisions taken diligently and in the corporate interest of the Company.

    The Company has entered into an agreement with each of its directors, its Chairman and Chief Executive Officer, its Chief Operating Officer, its Chief Financial Officer and other members of senior management designated by the Board of Directors pursuant to which the Company agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities, including liabilities which may be incurred under the U.S. federal and state securities laws, subject to certain limitations. The Company believes that entering into such agreements and maintaining appropriate liability insurance for its directors and officers will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

ITEM 16.  EXHIBITS.

 EXHIBIT NO.   EXHIBIT
-------------  -------------------------------------------------------------------------------
        5.1    Opinion of Stibbe Simont Monahan Duhot & Giroux
       23.1    Consent of Ernst & Young Audit
       23.2    Consent of Stibbe Simont Monahan Duhot & Giroux (contained in Exhibit 5.1)

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, amended;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris on October 15, 1998

                                ILOG S.A.

                                By:               /s/ PIERRE HAREN
                                     -----------------------------------------
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------

       /s/ PIERRE HAREN
------------------------------  Chairman and Chief
         Pierre Haren             Executive Officer

      /s/ PATRICK ALBERT
------------------------------  Chief Technology Officer
        Patrick Albert

      /s/ STUART BAGSHAW
------------------------------  Chief Operating Officer
        Stuart Bagshaw

     /s/ DR. ROBERT BIXBY
------------------------------  Director and Technology
       Dr. Robert Bixby           Fellow

      /s/ EDOUARD EFIRA         Executive Vice President,
------------------------------    International Strategic
        Edouard Efira             Alliances

    /s/ ROGER FRIEDBERGER
------------------------------  Chief Financial Officer
      Roger Friedberger

        /s/ TODD LOWE           Director and Executive
------------------------------    Vice President, CPLEX
          Todd Lowe               and ILOG Direct

       /s/ JEAN POMMIER
------------------------------  Vice President, Worldwide
         Jean Pommier             Professional Services

          SIGNATURE                       TITLE
------------------------------  --------------------------

      /s/ WILLIAM SCULL
------------------------------  Vice President of
        William Scull             Worldwide Marketing

------------------------------  Director
        Pascal Brandys

------------------------------  Director
       Philippe Claude

       /s/ MARC FOURIER
------------------------------  Director
         Marc Fourier

------------------------------  Director
   Jean-Francois Abramatic

------------------------------  Director
        Fredric Harman

      /s/ STUART BAGSHAW
------------------------------  Authorized Representative
        Stuart Bagshaw            in the U.S.

                                 EXHIBIT INDEX

 EXHIBIT NO.   DOCUMENT
-------------  -----------------------------------------------------------------------------------------------------
        5.1    Opinion of Stibbe Simont Monahan Duhot & Giroux

       23.1    Consent of Ernst & Young Audit

       23.2    Consent of Stibbe Simont Monahan Duhot & Giroux (contained in Exhibit 5.1)